Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 25, 2015, with respect to the consolidated balance sheets of Commerce Union Bancshares, Inc. and subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2014.

/s/ Maggart & Associates, P.C.

Maggart & Associates, P.C.

Nashville, Tennessee

September 30, 2015